Exhibit 10.2

NetBank, Inc.

Turn-Around Incentive Bonus Plan

Plan Document

Plan Purpose

The following is a description of the NetBank, Inc. (the “Company”) Turn-Around Incentive Bonus Plan (the “Plan”). The purpose of the Plan is to:

•                  Align Plan participants interests with that of the shareholders of the Company

•                  Motivate participants to accomplish specific goals and provide significant rewards for high-level performance

•                  Retain experienced and tenured executives

Plan Performance Period

The Performance Period under the Plan shall be from October 5, 2006 to June 30, 2007.

Eligible Participants

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) has determined that the following executive and other officers of the Company are eligible to participate (each, a “Participant”) in the Plan: 1) Steven F. Herbert, Chief Executive Officer; 2) James P. Gross, Chief Finance Officer; 3) Charles E. Mapson, Chief Legal Counsel; and 4) Patricia Hart, Chief Human Resources Officer.

Plan Structure

The Plan structure is made up of several components:  Target Incentive, Sections, Section Goals and Performance Measures.  The Plan is divided into two Sections – Tactical Action Plans and Restoring Profitability.  Each Section is weighted separately and the weight for each Section is 50%.  One or more specific Section Goals are assigned under each Section.   All Section Goals within a Section are given a percentage weight and the aggregate weight of the goals within such Section is equal to the overall Section weight (50%).  Each Section Goal is assigned performance measures that correspond to five possible performance levels.

The following chart sets forth the Sections, Section Goals and Performance Measures of the Plan:

		Substantially completed by
	Weighting	5	4	3	2	1
Tactical action plans:
Complete servicing sale to IXIS/EverBank	2.5%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Shutdown/Exit Meritage	10.0%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Exit Quickpost Consolidate Airport into Alpharetta	10.0%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Shutown Auto Production Operations	7.5%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Shutdown Beacon Production Operations	2.5%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Sell the ATM contracts/Business	7.5%	1-Jan-07	28-Feb-07	30-Apr-07	30-Jun-07	After 30-Jun-07
Reduce Executive Senior Management OH by $5 million	5.0%	7 million	6 million	5 million	3 million	2 million
Aggressively pursue other operating cost reductions of $3.5 million	2.5%	3.5 million	3.0 million	2.5 million	2 million	1.5 million
Close Jax and St. Louis ROC Operations saving $1 million	2.5%	1.4 million	1. 2 million	1 million	500 thousand	250 thousand
	50.0%

	Weighting	5	4	3	2	1
Restoring profitability:
Second quarter core earnings (adusted for unusual items)	50%	$2.5 million	$ —	$(2.5 million)	$(5.0 million)	$(7.5 million)

Overriding Condition to Payout (“Plan Circuit Breaker”)

Notwithstanding anything in the Plan to the contrary, if the Company has a pre-tax net loss of greater than $18 million (adjusted for unusual items in the discretion of the Compensation Committee) for the period beginning January 1, 2007 and ending June, 30, 2007, then no payout of any kind shall be due and payable under the Plan to any Participant regardless of the performance level achieved by such Participant for any goals under the Plan.

Target, Maximum and Minimum Incentive Bonus

Each Participant’s target incentive bonus under the Plan is set forth in the chart below.  Minimum and maximum payouts are also established relative to the target payout.  If a Participant achieves overall level 3 performance (Target Performance), the Participant would receive an incentive bonus equal to the target payout.  Exceeding such performance level would result in an incentive bonus that exceeds the target payout and falling short of such performance level would result in an incentive bonus that is less than the target payout.

The chart below sets forth the target payout for each Participant and the potential payout at each performance level. Potential payouts range from 200% to 0% of the target payout.

% of Target	200%	150%	100%	50%	0%
Performance Level	5	4	3 (Target)	2	1
Steven Herbert	$250,000	$187,500	$125,000	$62,500	$—
James Gross	$83,333	$62,500	$41,666	$20,833	$—
Charles Mapson	$83,333	$62,500	$41,666	$20,833	$—
Patricia Hart	$83,333	$62,500	$41,666	$20,833	$—

Plan Scoring

After the end of the Performance Period, each goal is scored (1-5) based upon actual results under the Performance Measures and Section Goals within each Section and a weighted performance level rating is determined for each such goal based on the weight assigned to such goal.  The weighted performance level rating for each Section Goal is combined to determine the overall performance level, which is then used to determine the payout for each Participant.

Payouts Under the 1996 Stock Incentive Plan

All payouts under the Plan are subject to the approval of the Compensation Committee. Except as set forth below in the Early Settlement section of this Plan, all payouts of incentive bonus hereunder shall be paid as soon as practicable after approval by the Compensation Committee  and no later than September 1, 2007.  Awards under the Plan are cash denominated, however, any payout of an incentive bonus under the Plan shall be paid in the number of shares of the Company’s common stock (“Shares”) equal to the earned cash amount.  The number of Shares will be calculated by dividing the earned cash amount by the closing price of the Shares at the close of business on the date the payout is approved by the Compensation Committee of the Board.  Except as set forth below in the Early Settlement section of this Plan, bonus awards shall be in the form of a “Stock Award” under, and pursuant to, the Company’s 1996 Stock Incentive Plan, as amended (the “1996 Plan”), and also pursuant to a Stock Award Agreement, substantially in the form attached hereto as Exhibit A, between the Company and the Participant, which shall be entered into at the time of award, in connection a payout hereunder, if any.

Early Settlement

Regardless of a Participant’s achievement of any Section Goals or other performance criteria hereunder, a Participant shall receive a payout prior to the end of the Performance Period if any one of the following events occurs prior to the end of the Performance Period (each, an “Early Settlement Event”) with respect to such Participant:

•             Participant’s service as an employee of the Company ends because of the Participant’s death or total disability (as determined by the Compensation Committee of the Board).

•                  Participant’s service as an employee of the Company is terminated by the Company without Cause (as defined in the 1996 Plan) and the Participant agrees to release any and all employment-related claims against the Company.

•                  A Change in Control (as defined in the 1996 Plan) occurs with respect to the Company.

The payout due in the case of an Early Settlement Event shall be the maximum incentive potential (200% of Target).  Any and all Shares awarded due to an Early Settlement Event, as set forth above, shall be fully vested upon grant and shall be paid as soon as practicable after such Early Settlement Event and no later than September 1, 2007 .  In the case of an Early Settlement Event, the form of Stock Award Agreement attached hereto as Exhibit A shall be amended for the Participant subject to an Early Settlement Event to reflect on Schedule 1 thereof that the Shares shall be 100% vested immediately upon the date of grant.

Plan Administration

Plan Administrator.  The Compensation Committee will administer the Plan in accordance with the provisions of the 1996 Plan, which provisions are incorporated herein by reference.

Plan Duration.  The Compensation Committee reserves the right to amend, change and/or terminate this Plan at any time, without prior notice.

No Employment Contract.  The Plan does not create, nor should it be construed to constitute, a contract of employment between the Company and any Participant.  Participation in the Plan does not create a right to continued employment with the Company or any subsidiary or affiliate of the Company in any capacity.

Payment Eligibility.  Except as otherwise provided in the Early Settlement section of this Plan, to be eligible for an incentive bonus payout, the Participant must be employed by the Company at the time of payout, unless otherwise approved by the Compensation Committee in its sole and absolute discretion.

Plan Interpretation.  Any revisions to the Plan must be approved by the Compensation Committee.  If there is any ambiguity as to the meaning of any terms or provisions of the Plan, the Compensation Committee’s interpretation or determination will be final and binding.  The altering, inflating and/or inappropriate manipulation of performance/sales results or any other infraction of recognized ethical business standards may subject the Participant to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the Plan to which the Participant would otherwise be entitled may be revoked.

General Conditions.  The Plan, and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of the State of Georgia.  Each provision of the Plan is severable, and if any provision is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

EXHIBIT A

NetBank, Inc.

Turn-Around Incentive Bonus Plan

Plan Document

Form of Stock Award Agreement

This STOCK AWARD AGREEMENT (“Agreement”) is made and entered into as of the     day of        ,     by and between NetBank, Inc. (the “Company”), a Georgia corporation, and                    (the “Participant”).

The Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company has determined that Participant is eligible to participate in the Company’s Turn-Around Incentive Bonus (the “Plan”) and has approved under the Plan an incentive bonus award payable in shares of the Company’s Common Stock.  The Compensation Committee administers the Plan and has the same powers with respect to this Agreement as it has under the Plan.

The Company hereby awards to the Participant, as of the Grant Date, the Restricted Shares described below pursuant to the Plan and the Company’s 1996 Stock Incentive Plan, as amended, (the “Stock Award”).  The terms and conditions of the Stock Award hereunder are set forth in this Agreement, including in the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Agreement, and in the Plan.

A.                                   Grant Date:                       ,          .

B.                                     Restricted Shares:                       shares of the Company’s common stock (“Common Stock”), par value $.01.

C.                                     Vesting Schedule: The Restricted Shares shall vest according to the Vesting Schedule attached hereto as Schedule 1 (the “Vesting Schedule”). Restricted Shares which become vested pursuant to the Vesting Schedule are herein referred to as the “Vested Restricted Shares.”  Except as provided below, if the Participant’s employment is terminated before the vesting of the Restricted Shares, the Stock Award hereunder shall terminate and the Participant shall have no right to receive any unvested shares of Common Stock.  If the Participant receives Restricted Shares hereunder and subsequently experiences an event prior to the vesting of the Restricted Shares, which event would qualify as an Early Settlement Event (as defined in the Plan) but for the fact that the event occurred after the end of the Performance Period (as defined in the Plan), then the remaining unvested Shares will vest on the date of such event.

IN WITNESS WHEREOF, the Company and Participant have signed and sealed this Agreement as of the Grant Date set forth above.

NETBANK, INC.

By:

Title:

PARTICIPANT

By:

Name:

ADDITIONAL TERMS AND CONDITIONS OF

NETBANK, INC.

TURN-AROUND INCENTIVE BONUS PLAN

STOCK AWARD AGREEMENT

1.             Condition to Delivery of Restricted Shares.

(a)           Participant  must deliver to the Company, within thirty (30) days after the earlier of (i) the date on which any Restricted Shares become Vested Restricted Shares, or (ii) the making of an election pursuant to Code Section 83(b) as to all or any portion of the Restricted Shares, either cash or a certified check payable to the Company in the amount of all tax withholding obligations (whether federal, state or local), imposed on the Company by reason of the vesting of the Restricted Shares, or the making of an election pursuant to Code Section 83(b), as applicable, except as provided in Section 1(b).

(b)           If the Participant does not make an election pursuant to Code Section 83(b), in lieu of paying the withholding tax obligation in cash or by certified check as described in Section 1(a), Participant may elect to have the actual number of Vested Restricted Shares reduced by the smallest number of whole shares of Common Stock which, when multiplied by the Fair Market Value of the Common Stock as of the Tax Date as determined by the Compensation Committee under the Company’s 1996 Stock Incentive Plan, as amended, is sufficient to satisfy the amount of the tax withholding obligations imposed on the Company by reason of the vesting of the Restricted Shares (the “Withholding Election”). Participant may make a Withholding Election only if all of the following conditions are met:

(i)            the Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed Notice of Withholding Election, in substantially the form of Exhibit A attached hereto; and

(ii)            any Withholding Election made will be irrevocable; however, the Compensation Committee may, in its sole discretion, disapprove and give no effect to any Withholding Election.

2.             Restricted Shares Held by the Share Custodian. Participant hereby authorizes and directs the Company to deliver any share certificate issued by the Company to evidence Restricted Shares to the Secretary of the Company or such other officer of the Company as may be designated by the Compensation Committee (the “Share Custodian”) to be held by the Share Custodian until the Restricted Shares become Vested Restricted Shares in accordance with the Vesting Schedule. When the Restricted Shares become Vested Restricted Shares, the Share Custodian shall deliver the Restricted Shares to the Participant. In the event that the Participant forfeits any of the Restricted Shares, and the number of Vested Restricted Shares includes a fraction of a share, the Share Custodian shall not be required to deliver the fractional share, and the Company may pay the Participant the amount determined by the Company to be the estimated fair market value therefor. Participant hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of Participant with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Restricted Shares to the Company in accordance with this Agreement, in the name, place, and stead of the Participant. The term of such appointment shall commence on the date of the Stock Award and shall continue until the Restricted Shares are delivered to the Participant as provided above. During the period that the Share Custodian holds the shares of Common Stock subject to this Section 2, the Participant shall be entitled to all rights applicable to shares of Common Stock not so held, except as provided in this Agreement. In the event the number of shares of Common Stock is increased or reduced by a change in the par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, in such shares of Common Stock, the Participant agrees that any certificate representing shares of Common Stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially granted thereunder.

3.             Dividends. The Participant shall be entitled to dividends paid on all Restricted Shares as and when declared and paid.

4.             Restrictions on Transfer of Restricted Shares.

(a)           General Restrictions. Except as provided by this Agreement, the Participant shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Restricted Shares. Any such disposition not made in accordance with this Agreement shall be deemed null and void. The Company will not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and this Agreement, and any Restricted Shares so transferred will continue to be bound by the Plan and this Agreement. The Participant (and any subsequent holder of Restricted Shares) may not sell, pledge or otherwise directly or indirectly transfer (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares except pursuant to the provisions of this Agreement. Any sale, pledge or other transfer (or any attempt to effect the same) of any Restricted Shares in violation of any provision of the Plan or this Agreement shall be void, and the Company shall not record such transfer, assignment, pledge or other disposition on its books or treat any purported transferee of such Restricted Shares as the owner of such Restricted Shares for any purpose.

(b)           Certain Permitted Transfers. The restrictions contained in this Section 4 will not apply with respect to transfers of the Restricted Shares pursuant to applicable laws of descent and distribution; provided that the restrictions contained in this Section 4 will continue to be applicable to the Restricted Shares after any such transfer; and provided further that the transferees of such the Restricted Shares must agree in writing to be bound by the provisions of the Plan and this Agreement.

5.             Additional Restrictions on Transfer.

(a)           In addition to any legends required under applicable securities laws, the certificates representing the Restricted Shares shall be endorsed with the following legend and the Participant shall not make any transfer of the Restricted Shares without first complying with the restrictions on transfer described in such legend:

TRANSFER IS RESTRICTED

THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND FORFEITURE PROVISIONS WHICH ALSO APPLY TO THE TRANSFEREE AS SET FORTH IN A RESTRICTED STOCK AWARD, DATED                 , A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

(b)           Opinion of Counsel. No holder of Restricted Shares may sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) any interest in or any beneficial interest in any Restricted Shares, except pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), without first delivering to the Company an opinion of counsel (reasonably acceptable in form and substance to the Company) that neither registration nor qualification under the Securities Act and applicable state securities laws is required in connection with such transfer.

6.             Change in Capitalization.

(a)           The number and kind of Restricted Shares shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding which is effected without receipt of consideration by the Company. No fractional shares shall be issued in making such adjustment. All adjustments made by the Compensation Committee under this Section shall be final, binding, and conclusive.

(b)           In the event of a merger or consolidation, extraordinary dividend (including a spin-off), reorganization or other change in the corporate structure of the Company or a tender offer for shares of Common Stock, an appropriate adjustment may be made with respect to the Restricted Shares such that other securities, cash or other property may be substituted for the Common Stock held by the Participant pursuant to this Stock Award.

(c)           The existence of the Plan and the Stock Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

7.             Governing Laws. This Agreement shall be construed, administered and enforced according to the laws of the State of Georgia.

8.             Successors. This Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

9.             Notice. Except as otherwise specified herein, all notices and other communications under this Agreement shall be in writing and shall be deemed to have been given if personally delivered or if sent by registered or certified United States mail, return receipt requested, postage prepaid, addressed to the proposed recipient at the last known address of the recipient. Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.

10.           Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

11.           Entire Agreement. Subject to the terms and conditions of the Plan and the Company’s 1996 Stock Incentive Plan, which are incorporated herein by this reference as if fully set forth herein, this Award expresses the entire understanding and agreement of the parties with respect to the subject matter. This Award may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement may be amended only by another written agreement, signed by both parties.

12.           Violation. Any disposition of the Restricted Shares or any portion thereof shall be a violation of the terms of this Agreement and shall be void and without effect.

13.           Headings; Capitalized Terms; Incorporation of the Plan. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Agreement. Capitalized terms used, but not defined, in this Agreement have the same meaning as in the Plan.  All of the provisions of the Plan are incorporated in this Agreement and have the same effect as if they were set forth in full in this Agreement.  If there is any inconsistency between this Agreement and the Plan, the terms of the Plan will govern.

14.           Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15.           No Right to Continued Retention. Neither the establishment of the Plan, participation in the Plan nor the award of Restricted Shares hereunder shall be construed as giving Participant the right to any continued service relationship with the Company or any subsidiary of the Company in any capacity. The Company reserves the right to terminate Participant’s service at any time and for any reason or for no reason.

EXHIBIT A

NOTICE OF WITHHOLDING ELECTION

NETBANK, INC.

TURN-AROUND INCENTIVE BONUS PLAN

TO:	NetBank, Inc.

FROM:

RE:       Withholding Election

This election relates to the Stock Award identified in Paragraph 3 below. I hereby certify that:

(1)                         My correct name and social security number and my current address are set forth at the end of this document.

(2)                         I am (check one, whichever is applicable).

☐                                    the original recipient of the Stock Award.

☐                                    the legal representative of the estate of the original recipient of the Stock Award.

☐                                    a legatee of the original recipient of the Stock Award.

☐                                    the legal guardian of the original recipient of the Stock Award.

(3)                         The Stock Award pursuant to which this election relates was issued under the NetBank, Inc. Turn-Around Incentive Bonus Plan (the “Plan”) in the name of                            for a total of                           shares of Common Stock. This election relates to                            shares of Common Stock issued upon the vesting of the Restricted Shares, provided that the numbers set forth above shall be deemed changed as appropriate to reflect stock splits and other adjustments contemplated by the applicable Plan provisions.

(4)                         I hereby elect to have certain of the shares withheld by the Company for the purpose of having the value of the shares applied to pay federal, state and local, if any, taxes arising from the exercise.  The fair market value of the shares, as determined under the Plan, to be withheld in addition to $                            in cash to be tendered to the Company by the recipient of the Stock Award shall be equal to the minimum statutory tax withholding requirement under federal, state and local law in connection with the exercise.

(5)                         This Withholding Election is made no later than the Tax Date and is otherwise timely made pursuant to the Plan and Section 1 of the Additional Terms and Conditions of the Stock Award Agreement.

(6)                         I further understand that, if this Withholding Election is not disapproved by the Compensation Committee, the Company shall withhold from the Common Stock a whole number of shares of Common Stock having the value specified in Paragraph 4 above.

(7)                         The Plan has been made available to me by the Company, I have read and understand the Plan and I have no reason to believe that any of the conditions therein to the making of this Withholding Election have not been met. Capitalized terms used in this Notice of Withholding Election without definition shall have the meanings given to them in the Plan.

Dated:

Signature:

Name (Printed)

Street Address

City, State, Zip Code

SCHEDULE 1

NETBANK, INC.

TURN-AROUND INCENTIVE BONUS PLAN

STOCK AWARD AGREEMENT

Vesting Schedule of Restricted Shares

Fifty percent (50%) of the Restricted Shares will vest immediately on the Grant Date.

The remaining 50% of the Restricted Shares will vest on the one year anniversary of the Grant Date.